EXHIBIT 99.1
INGERSOLL-RAND COMPANY, LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 1,703.7	$ 417.2
Accounts and notes receivable, net	1,498.4	1,403.0
Inventories	1,058.8	858.0
Prepaid expenses and deferred income taxes	365.4	286.8
Assets held for sale	-	1,051.6

Total current assets	4,626.3	4,016.6

Property, plant and equipment, net	1,013.2	1,066.0
Goodwill	4,222.1	4,162.6
Intangible assets, net	618.2	632.0
Other assets	772.5	787.7

Total assets	$ 11,252.3	$ 10,664.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 684.0	$ 620.3
Accrued expenses and other current liabilities	1,377.8	1,282.4
Loans payable	612.8	797.0
Liabilities held for sale	-	438.9

Total current liabilities	2,674.6	3,138.6

Long-term debt	1,267.6	1,518.4
Other noncurrent liabilities	1,576.3	1,514.6

	5,518.5	6,171.6
Shareholders' equity:
Common stock	178.4	174.5
Other shareholders' equity	5,492.6	4,589.3
Accumulated other comprehensive income	62.8	(270.5)

Total shareholders' equity	5,733.8	4,493.3

Total liabilities and equity	$ 11,252.3	$ 10,664.9

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION